United States securities and exchange commission logo





                     August 23, 2023

       Albert Miralles
       Chief Financial Officer
       CDW Corp
       75 Tri-State International
       Lincolnshire , Illinois 60069

                                                        Re: CDW Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 1-35985

       Dear Albert Miralles:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services